Exhibit 99.1

THE TILE SHOP REPORTS second QUARTER 2018 RESULTS

DECLARES CASH DIVIDEND

MINNEAPOLIS – July 19, 2018 – Tile Shop Holdings, Inc. (Nasdaq: TTS) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its second quarter ended June 30, 2018.

Second Quarter Summary

Net Sales Increased 3.9%

Comparable Store Sales Declined 1.8%

70.3% Gross Margin

Diluted Earnings per Share of $0.10

Net Income of $5.0 million; Adjusted EBITDA of $15.1 million

Completed 3 store remodels in Q2; Completed 7 store remodels year-to-date in 2018

Management Commentary

“During the second quarter, we continued to improve our assortment and grow our pro customer base.  We also improved our store experience through the combination of store remodel and store merchandising investments. These all have been strong focus areas for our entire company and are key elements of our differentiation and long-term strategy,” said Robert Rucker, interim CEO. “We continued to see the signs that we have the right strategy in place, including our improvement in comp sales and our ability to sustain our strong gross margin rate.  We feel we are positioning our company well for long-term success as we work to lay the foundation for longer-term achievement of return on capital employed of 20% or greater.”

	Three Months Ended		Six Months Ended
(unaudited, amounts in thousands, except per	June 30,		June 30,
share data)	2018	2017	2018	2017
Net sales	$92,914	$89,464	$184,048	$181,599
Net sales growth(1)	3.9%	6.2%	1.3%	7.5%
Comparable store sales (decline) growth(2)	(1.8)%	0.5%	(4.4)%	2.7%
Gross margin rate	70.3%	69.7%	70.3%	70.0%
Income from operations as a % of net sales	8.0%	13.0%	7.4%	13.8%
Net income	$4,958	$7,723	$8,969	$15,732
Net income per diluted share	$0.10	$0.15	$0.17	$0.30
Adjusted EBITDA	$15,055	$18,846	$28,818	$39,593
Adjusted EBITDA as a % of net sales	16.2%	21.1%	15.7%	21.8%
Number of stores open at the end of period	140	130	140	130

(1)	As compared to the prior year period.
(2)

Comparable store sales growth is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales growth calculation. Comparable store sales growth amounts include total charges to customers less any actual returns. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses.

HIGHLIGHTS FOR THE second QUARTER 2018

Net Sales

Net sales increased $3.4 million, or 3.9%, from $89.5 million in the second quarter of 2017 to $92.9 million in the second quarter of 2018.  The increase was due to $5.0 million in net sales generated by stores not included in the comparable store base, partially offset by a comparable store sales decrease of 1.8%, or $1.6 million. The decrease in comparable store sales in the second quarter was traffic-related due in part to the Company’s elimination of advertised price promotions.

Gross Profit

Gross profit increased $3.0 million, or 4.8%, from $62.3 million in the second quarter of 2017 to $65.3 million in the second quarter of 2018.  The gross margin rate was 70.3% for the second quarter of 2018 and 69.7% for the second quarter of 2017. The improvement in the gross margin was primarily due to decreased promotional activity.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $7.2 million, or 14.2%, from $50.7 million in the second quarter of 2017 to $57.9 million in the second quarter of 2018.  The $7.2 million increase was driven primarily by investments in store and warehouse staff compensation, the addition of regional sales leader positions, costs associated with opening and operating ten new stores over the past twelve months, and increased shipping costs.  Included in the selling, general, and administrative expenses increase during the second quarter of 2018 was approximately $2.0 million of planned strategic investments in store compensation, regional sales leadership, website design, and customer relationship management capabilities.  For the six months ended June 30, 2018, there was approximately $4.0 million of planned strategic investments in store compensation, regional sales leadership, website design, and customer relationship management capabilities.

Inventory

Reflecting the Company’s continued strengthening of its product assortment, inventory increased to $100.4 million from $88.3 million at the end of the first quarter of 2018, or 13.7%.  The increase was attributable to new products added to the Company’s assortment during the quarter. The increase in the second quarter of 2018 was higher than expected, as the Company was able to work with suppliers to accelerate the shipment of certain new products.

Long-Term Debt

Long-term debt increased $4.3 million from $25.2 in the first quarter of 2018 to $29.5 in the second quarter of 2018. The increase was attributable to the expansion of the Company’s product assortment resulting in an increase in inventory and capital investments associated with store remodels and merchandising.

Store Investment

As of June 30, 2018, the Company operated 140 stores in 31 states and the District of Columbia. The Company also remodeled three stores during the second quarter of 2018.

DIVIDEND

The Board of Directors has declared a quarterly dividend of $0.05 per common share. The dividend is payable August 10, 2018 to shareholders of record at the close of business on July 30, 2018.

OUTLOOK

The Company updated its previously communicated annual outlook:

•	Capital investment of approximately $32 million, including remodeling and store display investment to support its product presentation strategy.
•

Inventory investment of approximately 10% to 20% year over year by year-end. In the third quarter, we expect our inventory levels to remain closer to second quarter levels as the Company plans to continue to make additional investments in its assortment.

•

Selling, general and administrative (“SG&A”) expense increase of approximately $7 million to support its service strategy, including increased expenses for (1) the addition of regional sales leader positions, (2) sales and warehouse staff compensation, (3) customer relationship management and content management capabilities, and (4) the addition of approximately 20 professional market managers.  The approximately $7 million increase in SG&A expense is incremental to the expected SG&A expense increases associated with a full year of operations for the fifteen stores opened in 2017 and the three new stores opening in 2018.

Longer term, the Company remains committed to achieving both Adjusted EBITDA margin and pretax return on capital employed of greater than 20%.

NON-GAAP INFORMATION

The Company presents Adjusted EBITDA to provide useful information to investors regarding the Company’s performance.

Adjusted EBITDA for the second quarter of 2018 was $15.1 million compared with $18.8 million for the second quarter of 2017.    See the “Adjusted EBITDA Reconciliation” table below for a reconciliation of GAAP net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

	Three Months Ended
($ in thousands)	June 30,
	2018	% of net sales(2)	2017	% of net sales(1)(2)
Net income	$4,958	5.3%	$7,723	8.6%
Interest expense	597	0.6%	448	0.5%
Income taxes	1,924	2.1%	3,491	3.9%
Depreciation & amortization	6,978	7.5%	6,256	7.0%
Stock based compensation	598	0.6%	928	1.0%
Adjusted EBITDA	$15,055	16.2%	$18,846	21.1%

	Six Months Ended
($ in thousands)	June 30,
	2018	% of net sales	2017	% of net sales(1)
Net income	$8,969	4.9%	$15,732	8.7%
Interest expense	1,151	0.6%	933	0.5%
Income taxes	3,505	1.9%	8,566	4.7%
Depreciation & amortization	13,978	7.6%	12,592	6.9%
Stock based compensation	1,215	0.7%	1,770	1.0%
Adjusted EBITDA	$28,818	15.7%	$39,593	21.8%

(1) In prior periods, the Company also adjusted for special charges, including shareholder and other litigation costs. The Company has recast the Adjusted EBITDA presentation for the three and six months ended June 30, 2017 to conform to the current presentation.

(2) Amounts may not foot due to rounding.

Webcast and Conference Call

As announced on July 5, 2018, the Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Thursday,  July 19, 2018.  The call will be hosted by Bob Rucker, interim CEO, Kirk Geadelmann, CFO, Cabell Lolmaugh, Senior Vice President and COO, and Ken Cooper, Investor Relations.

Participants may access the live webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

Additional details can be located at www.tileshop.com under the Financial Information – SEC Filings section of the Company’s Investor Relations page.

Contacts:

Investors and Media:

Ken Cooper

763-852-2950

ken.cooper@tileshop.com

About The Tile Shop

The Tile Shop (Nasdaq: TTS) is a leading specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. Each store is outfitted with up to 50 full-room tiled displays which are enhanced by the complimentary Design Studio, a collaborative platform to create customized 3-D design renderings to scale, allowing customers to bring their design ideas to life. The Tile Shop currently operates 140 stores in 31 states and the District of Columbia, with an average size of 20,200 square feet and sells products online at www.tileshop.com.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock based compensation.  In prior periods, the Company also adjusted for special charges, including shareholder and other litigation costs. The Company has recast the Adjusted EBITDA presentation for the three and six months ended June 30, 2017 to conform to the current presentation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates pretax return on capital employed by taking income from operations divided by total assets net of non-interest bearing debt. Non-interest bearing debt includes accounts payable, income taxes payable, other accrued liabilities, deferred rent and other long-term liabilities.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations.  Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and the Board of Directors.  The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements.  In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results.  The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores).  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores.  The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.  Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$9,907	$6,621
Restricted cash	835	855
Trade receivables, net	3,217	2,381
Inventories	100,426	85,259
Income tax receivable	3,477	5,726
Other current assets, net	5,798	4,717
Total Current Assets	123,660	105,559
Property, plant and equipment, net	150,505	151,405
Deferred tax assets	10,636	11,654
Other assets	1,861	2,107
Total Assets	$286,662	$270,725

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$33,577	$30,771
Current portion of long-term debt	6,958	8,833
Income tax payable	50	17
Other accrued liabilities	27,137	22,413
Total Current Liabilities	67,722	62,034
Long-term debt, net	22,498	18,182
Capital lease obligation, net	509	576
Deferred rent	42,938	41,290
Other long-term liabilities	4,205	4,769
Total Liabilities	137,872	126,851

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 52,508,090 and 52,156,850 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	176,124	180,109
Accumulated deficit	(27,331)	(36,239)
Accumulated other comprehensive loss	(8)	(1)
Total Stockholders' Equity	148,790	143,874
Total Liabilities and Stockholders' Equity	$286,662	$270,725

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except share, and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net sales	$92,914	$89,464	$184,048	$181,599
Cost of sales	27,602	27,116	54,698	54,506
Gross profit	65,312	62,348	129,350	127,093
Selling, general and administrative expenses	57,870	50,748	115,797	101,960
Income from operations	7,442	11,600	13,553	25,133
Interest expense	(597)	(448)	(1,151)	(933)
Other income	37	62	72	98
Income before income taxes	6,882	11,214	12,474	24,298
Provision for income taxes	(1,924)	(3,491)	(3,505)	(8,566)
Net income	$4,958	$7,723	$8,969	$15,732

Income per common share:
Basic	$0.10	$0.15	$0.17	$0.31
Diluted	$0.10	$0.15	$0.17	$0.30

Weighted average shares outstanding:
Basic	51,887,094	51,633,150	51,884,402	51,578,691
Diluted	52,019,881	52,223,183	51,996,263	52,111,134

Dividends declared	$0.05	$0.05	$0.05	$0.05

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Gross margin rate	70.3%	69.7%	70.3%	70.0%
SG&A expense rate	62.3%	56.7%	62.9%	56.1%
Income from operations margin rate	8.0%	13.0%	7.4%	13.8%
Adjusted EBITDA margin rate	16.2%	21.1%	15.7%	21.8%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017
Cash Flows From Operating Activities
Net income	$8,969	$15,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	13,978	12,592
Amortization of debt issuance costs	338	349
Loss on disposals of property, plant and equipment	344	152
Deferred rent	1,877	1,552
Stock based compensation	1,215	1,770
Deferred income taxes	1,019	2,523
Changes in operating assets and liabilities:		-
Trade receivables	(836)	(610)
Inventories	(15,167)	7,009
Prepaid expenses and other assets	(1,217)	5,139
Accounts payable	2,016	(1,015)
Income tax receivable / payable	2,281	382
Accrued expenses and other liabilities	4,429	(10,747)
Net cash provided by operating activities	19,246	34,828
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(13,149)	(20,000)
Proceeds from the sale of property, plant and equipment	15	-
Net cash used in investing activities	(13,134)	(20,000)
Cash Flows From Financing Activities
Payments of long-term debt and capital lease obligations	(32,638)	(34,646)
Advances on line of credit	35,000	25,000
Dividends paid	(5,200)	(5,168)
Proceeds from exercise of stock options	-	102
Employee taxes paid for shares withheld	-	(211)
Net cash used in financing activities	(2,838)	(14,923)
Effect of exchange rate changes on cash	(8)	8
Net change in cash	3,266	(87)
Cash, cash equivalents and restricted cash beginning of period	7,476	12,948
Cash, cash equivalents and restricted cash end of period	$10,742	$12,861

Cash and cash equivalents	$9,907	$12,006
Restricted cash	835	855
Long-term restricted cash	-	-
Cash, cash equivalents and restricted cash end of period	$10,742	$12,861

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$1,488	$2,407
Cash paid for interest	1,124	936
Cash paid (received) for income taxes, net	186	5,817